Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2012 in the Registration Statement (Form S-4) dated March 26, 2012 and the related Prospectus of Nationstar Mortgage LLC for the registration of the $35,000,000 10.875% Senior Notes due 2015.

/s/ Ernst & Young LLP

Dallas, Texas

March 23, 2012